EXHIBIT 3.39(c)
(STAMP)
CERTIFICATE OF CORRECTION FILED TO
CORRECT A CERTAIN ERROR IN THE
CERTIFICATE OF AMENDMENT OF RAMADA
NEW JERSEY HOLDINGS CORPORATION
FILED IN THE OFFICE OF THE SECRETARY
OF STATE OF THE STATE OF DELAWARE ON
NOVEMBER 20, 1984, AND RECORDED IN
THE OFFICE OF THE RECORDER OF DEEDS
FOR NEW CASTLE COUNTY, DELAWARE,
ON NOVEMBER 21, 1984
     RAMADA NEW JERSEY HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     1. The name of the Corporation is Ramada New Jersey Holdings Corporation.
     2. A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on November 20, 1984, and recorded in the Office of the Recorder of Deeds of New Castle County on November 21, 1984, and that said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
     3. The inaccuracy of said Certificate to be corrected is as follows: the formula for calculating the redemption price for the Convertible Class A Preferred Stock was misstated.
     4. Article Fourth of the Certificate is hereby corrected to read as follows:

     “A. General Authorization
     The total number of shares of stock which the Corporation shall have authority to issue is fourteen million (14,000,000) shares, consisting of:
     1. six million (6,000,000) shares of Common Stock, par value $.001 per share, each of which shall be entitled, prior to January 4, 1991, to 12.67 votes, and, on and after January 4, 1991, to one vote, on all matters to be voted on by stockholders of the Corporation;
     2. four million (4,000,000) shares of a class of Preferred Stock designated as Convertible Class A Preferred Stock, par value $.001 per share, having the relative rights and preferences set forth below; and
     3. four million (4,000,000) shares of a class of Preferred Stock designated as Class B Preferred Stock, par value $.001 per share, having the relative rights and preferences set forth below.
     B. Convertible Class A Preferred
     1. The holder of each share of Convertible Class A Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to annual, noncumulative dividends in an amount which is equal to all cash dividends paid on each share of the Corporation’s Common Stock in the same time period. No dividends may be declared or paid on the Common Stock unless, at least concurrently therewith, dividends are declared or paid, respectively, on the Convertible Class A Preferred Stock.
     2. Upon any liquidation, dissolution or winding up of the Corporation, each holder of an outstanding share of Convertible Class A Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $1.35 per share, plus any accrued and unpaid dividends. Following receipt of such payment, the holders of the Convertible Class A Preferred Stock shall be entitled to receive a proportionate share of any further distribution to stockholders, based on the number of shares of Preferred Stock and Common Stock outstanding.

     3. (a) The Corporation may, at the option of the Board of Directors exercisable at any time on or after April 1, 1990 and before October 1, 1990, redeem all but not less than all of the outstanding Convertible Class A Preferred Stock effective as of January 4, 1991. Notice of redemption of the Convertible Class A Preferred Stock shall be mailed by first-class mail to each holder of record of such shares not less than 30 nor more than 60 days prior to the date fixed for payment and shall specify the calculations used in determining the redemption price and the method of payment.
          (b) The redemption price for each share of Convertible Class A Preferred Stock shall be an amount equal to the greater of (i) the product obtained by multiplying (A) the amount equal to the Corporation’s average annual Adjusted Consolidated Earnings for the four fiscal years with the highest Adjusted Consolidated Earnings occurring in the six fiscal years 1985 through 1990 inclusive, by (B) 7.5, the product of which would then be divided by 10,000,000; or (ii) the product obtained by multiplying (A) the amount equal to the sum of (1) 14,000,000 plus (2) the amount equal to the Corporation’s Adjusted Consolidated Earnings for the four fiscal years with the highest Adjusted Consolidated Earnings between the six fiscal years 1985 through 1990 inclusive, by (B) 2.0, the product of which would then be divided by 10,000,000. However, the aggregate redemption price for the Convertible Class A Preferred Stock will not be less than $14,000,000 nor more than $30,000,000 except in the event that the Tropicana Hotel and Casino shall have been expanded and such expansion shall be operated by a subsidiary of the Corporation, in accordance with agreements of the Corporation existing at the date the Convertible Class A Preferred Stock is issued to the public, in which event the aggregate redemption price shall not exceed $36,000,000.
          Adjusted Consolidated Earnings means the consolidated tax basis earnings of the Corporation without regard to any provision for or payment of income taxes, franchise taxes or reinvestment taxes or charges relating to any New Jersey reinvestment obligations, plus amortisation of the pre-opening costs of the Tropicana Hotel and Casino.
          (c) The Corporation shall have the right, at the option of the Board of Directors, to pay the redemption price effective as of January 4, 1991 in cash or notes or any combination thereof, with any such notes to bear interest from January 1, 1991 to maturity, at an interest rate equal (at the option of the Board of Directors) to either a fixed rate equal to the prime rate of Bankers Trust Company of New York on January 1, 1991 or a floating rate, with each quarterly interest rate to be based on the prime rate of Bankers Trust Company of New York on the first day of each such quarter, or if Bankers Trust Company of New York is not then in existence, the prime rate of the lead lender to Ramada Inns, Inc. or, if no rate shall be announced by Bankers Trust Company of New York or such lead lending bank as its prime rate, shall be the rate charged by such bank to its best commercial customers on 90 day unsecured commercial loans. Interest on the notes shall be payable quarterly in arrears, commencing March 31, 1991, with principal due in equal quarterly installments beginning March 31, 1991 so as to fully amortize the principal amount by December 31, 1994. The notes will, due and payable. The notes may be prepared at any time without penalty and must be guaranteed by Ramada Inns, Inc. or its successor.
     4. Each share of Convertible Class A Preferred Stock outstanding as of the close of business on January 4,1991 shall automatically be converted into one share of Class B Preferred Stock at such time.
     5. Every registered holder of Convertible Class A Preferred Stock shall bo entitled to vote at all meetings of stockholders and shall have one vote per share, such votes to be counted together with those of any other holders of shares of capital stock of the Corporation having general voting powers and not separately as a class or group, except as provided below or as required by law and except that, unless Ramada Inns, Inc. and its affiliates are record owners of at least 67% of the Convertible Class A Preferred Stock outstanding, any shares of Convertible Class A Preferred Stock owned by Ramada Inns, Inc. and its affiliates shall be voted only in the same proportion as the votes of all other shares of Convertible Class A Preferred Stock on any matter which would alter the rights of holders of Convertible Class A Preferred Stock and on any proposal to increase the number of authorized shares of Convertible Class A Preferred Stock.
     The Corporation shall not sell, lease or otherwise transfer or dispose of all or substantially all of its assets, voluntarily dissolve or liquidate, or increase the number of authorized shares of Convertible Class A Preferred Stock, without the approval of the holders of the a majority of the outstanding Convertible Class A Preferred Stock, voting as a class.

     C. Class B Preferred
     1. Holders of shares of Class B Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to annual dividends equal on the aggregate to $1,080,000, payable quarterly commencing March 31, 1991. Dividends on the Class B B Preferred Stock shall be cumulative from January 4, 1991. Accruals of dividends shall not bear interest. Thereafter, holders of Class B Preferred Stock shall be entitled to 40% of any additional dividends declared by the Board of Directors on the Corporation’s capital stock. No dividends may be declared or paid on the Common stock unless payment of preferred dividends on the Class B Preferred Stock has been made or funds have been set aside for such purpose.
     2. Upon any .liquidation, dissolution or winding up of the Corporation, each holder of an outstanding share of Class B Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $1.35 per share, plus any accrued and unpaid dividends. Following receipt of such payment, the holders of the Class B Preferred Stock shall be entitled to receive as a class 40% of any other distributions by the Corporation on its capital stock.
     3. The Class B Preferred Stock is not redeemable.
     4. The Class B Preferred Stock may only be issued in exchange for any shares of Convertible Class A Preferred Stock outstanding on January 4, 1991.
     5. Every registered holder of Class B Preferred Stock shall be entitled to vote at all meetings of stockholders and shall have one vote per share, such votes to be counted together with those of any other holders of shares of capital stock of the Corporation having general voting powers and not separately as a class or group, except as provided below or as required by law and except that, unless Ramada Inns, Inc. and its affiliates are the record owners of at least 67% of the Class B Preferred Stock outstanding, any shares of Class B Preferred Stock owned by Ramada Inns, Inc. and its affiliates shall be voted only in the same proportion as the votes of all other shares of Class B Preferred stock on any matter which would alter the rights of holders of Class B Preferred Stock and on any proposal to

(ILLEGIBLE)
     The Corporation shall not sell, lease or otherwise transfer or dispose of all or substantially all of its assets, voluntarily dissolve or liquidate, increase the number of authorized shares of Class B Preferred Stock or declare or pay a dividend on the Common Stock, without the approval of the holders of a majority of the outstanding Class B Preferred Stock, voting as a class.”
     IN WITNESS WHEREOF, said RAMADA NEW JERSEY HOLDINGS CORPORATION has caused this Certificate to be signed by Thomas E. Martin, its Vice President, and attested by John G. Drumm, its Assistant Secretary, this 29th day of April, 1985.

RAMADA NEW JERSEY HOLDINGS CORPORATION
By:	/s/ Thomas E. Martin
Thomas E. Martin
Vice President

ATTEST:

/s/ John G. Drumm
John G. Drumm Assistant Secretary
(SEAL)

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